[Exhibit 99.1 - Press Release]

PREMIER'S PLAYERS GRILLE REPORTS MARCH RESTAURANT SALES COMPS UP OVER 18% AND INCREASE SAME STORE FIRST QUARTER SALES AND CUSTOMER COUNTS

Dallas, TX. - April 28, 2005 - Premier Development & Investment, Inc.'s (OTC Bulletin Board: PDVN) Players Grille operating division announced that comparable same store restaurant sales for the monthly period ended March 2005 increased 18.3% from those in March 2004. Sales for the three months ended March 31, 2005 show a 14.7% increase in total consolidated comparable sales, when compared to the same quarterly period in 2004.

Customer counts in March, as represented by check count, saw more than a 24 % increase from the March 2004 period and for the three month period ended March 31, 2005 customer counts were up 20% from those of the comparable period a year ago.

Michael Hume, General Manager of Players Grille, stated, "I am very pleased with the results we achieved in March and for the first quarter of 2005. We continued to see increased customer counts and gross sales in 2005 due to our focus on customer satisfaction, improved food quality, and the roll out of new menu items. We achieved a substantial increase in beer, wine and liquor consumption comps for the three month period, which were up 57% collectively as a group compared to last years first quarter. Sales in these categories were especially strong this first quarter due to major events such as the Super Bowl and March Madness."

About Premier

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier owns and operates the Player's Grille Restaurant and Bar(TM), a casual dining sports themed concept based in Florida. Premier Realty Holdings, Inc., a wholly owned subsidiary, operates Countrywide Realty Services, http://www.cw-realty.com , a full service commercial and residential listing brokerage firm specializing in selling, buying, or leasing properties and providing a full range of real estate services to the greater Miami and Southeastern Florida marketplace.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

                                      * * *